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                                                                    Exhibit 99.1


Contact at FINOVA:
Stuart Tashlik
480/636-5355

Contact at Berkshire Hathaway:
Marc Hamburg
402/346-1400

Contact at Leucadia:
Laura Ulbrandt
212/460-1977


   The FINOVA Group Inc. Announces Agreement with Berkshire Hathaway Inc. and
          Leucadia National Corporation for $6 Billion Loan Commitment

    FINOVA Capital Corporation Announces Moratorium on Principal Repayments

SCOTTSDALE, Ariz., Omaha, Neb. and New York, NY, Feb. 27, 2001 - The FINOVA Group Inc. (NYSE: FNV), Berkshire Hathaway Inc. (NYSE: BRK.A, BRK.B) and Leucadia National Corporation (NYSE and PCX: LUK) announced today that they have entered into an agreement for a $6 billion loan to FINOVA Capital Corporation, the principal operating subsidiary of The FINOVA Group Inc., in connection with a restructuring of all of FINOVA Capital's outstanding bank and publicly traded debt securities. The restructuring will be accomplished pursuant to proceedings under Chapter 11 of the United States Bankruptcy Code. FINOVA expects to file a petition for reorganization under Chapter 11 in the near future.

Subject to necessary approval of creditors and the court, FINOVA Capital will use proceeds of this $6 billion senior secured five year term loan to pay down, at par value, its existing bank and publicly traded indebtedness on a pro rata basis. The balance of FINOVA Capital's bank and bond indebtedness will be restructured into approximately $5 billion of new senior notes of FINOVA.

The $6 billion loan will be made by Berkadia LLC, an entity formed for this purpose and owned jointly by Berkshire Hathaway and Leucadia. Berkadia has received a $60 million commitment fee and, in addition to certain other fees, will receive an additional $60 million fee upon funding under the agreement. Berkadia's commitment for the loan has been guaranteed by Berkshire Hathaway and Leucadia and expires on August 31, 2001, or earlier, if certain conditions are not satisfied. Berkadia expects to finance its funding commitment and Berkshire Hathaway will provide Berkadia's lenders with a 90% primary guarantee of such financing, with Leucadia providing a 10% primary guarantee and Berkshire providing a secondary guarantee of Leucadia's guarantee. Upon completion of the reorganization as currently contemplated, Berkshire Hathaway and Leucadia together will receive common stock representing 51% of FINOVA's outstanding shares and the public will retain its existing shares. Berkadia will be entitled to designate a majority of FINOVA's board of directors.

FINOVA currently has cash on hand of approximately $1 billion, which will be available in the bankruptcy proceedings to address commitments to customers, operating expenses, claims and expenses of the bankruptcy and expenses related to the consummation of the restructuring.

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In connection with the agreements, FINOVA and Leucadia have entered into a 10-
year management agreement under which Leucadia is providing general management services to FINOVA in exchange for an $8 million annual fee. Lawrence S. Hershfield, an executive of Leucadia, has been appointed Chief Restructuring Officer of FINOVA and will work closely with a special committee of FINOVA's board of directors to complete the restructuring.

Completion of the transaction is subject to negotiation and approval of definitive loan documentation, Berkadia's approval of the terms and conditions of FINOVA's restructuring plan and bankruptcy court and necessary creditor approval of the plan of reorganization.

In connection with the agreements, FINOVA Capital announced a moratorium on repayment of principal on its outstanding bank and bond debt. The purpose of the moratorium is to help assure that all creditors are treated equitably in the debt restructuring process. It is the company's intention to schedule a meeting with creditors in the near future.

The FINOVA Group Inc., through its principal operating subsidiary, FINOVA Capital Corporation, is a financial services company focused on providing a broad range of capital solutions primarily to midsize business. FINOVA is headquartered in Scottsdale, Ariz., with business development offices throughout the U.S. and London, U.K., and Toronto, Canada. For more information, visit the company's website at www.finova.com.

Berkshire Hathaway Inc. is a holding company owning subsidiaries engaged in a number of diverse business activities. The most important of these businesses is the property and casualty insurance business conducted on both a direct and reinsurance basis through a number of subsidiaries.

Leucadia National Corporation is a holding company for its consolidated subsidiaries engaged in property and casualty insurance (through Empire Insurance Company and Allcity Insurance Company), manufacturing (through its Plastics Division), banking and lending (principally through American Investment Bank, N.A.) and mining (through MK Gold Company).


This news release contains forward-looking statements such as predictions or forecasts. FINOVA, Berkshire Hathaway and Leucadia assume no obligation to update those statements to reflect actual results, changes in assumptions or other factors. The forward-looking statements are subject to known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from those projected. Those factors include FINOVA's ability to address its financing requirements in light of its existing debt obligations and market conditions; pending and potential litigation related to charges to earnings; the results of efforts to implement FINOVA's business strategy, including the ability to complete a debt restructuring and the transaction noted above; the ability to attract and retain key personnel and customers; conditions that adversely impact FINOVA's borrowers and their ability to meet their obligations to FINOVA; actual results in connection with continuing or discontinued operations; the adequacy of FINOVA's loan loss reserves and other risks detailed in FINOVA's SEC reports, including page 15 of FINOVA's 10-K for 1999.

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